Exhibit 10.9

***Text Omitted and Filed Separately
Confidential Treatment Requested Under 17 C.F.R. §§200.80(b)(4) and 230.406

(1) CAMBRIDGE LABORATORIES LIMITED

and

(2) PRESTWICK PHARMACEUTICALS, INC.,

____________________________________________

AGREEMENT FOR CANADIAN RIGHTS
TO NITOMAN

____________________________________________

17 Hanover Square London W1S 1HU
Tel: 020 7917 8500 Fax: 020 7917 8555

THIS AGREEMENT is made the 26th day of April 2004
BETWEEN:

1.	CAMBRIDGE LABORATORIES LIMITED a company incorporated under the laws of England and having its principal place of business at Deltic House, Kingfisher Way, Silverlink Business Park, Wallsend, Tyne and Wear, England (hereinafter “Cambridge”);

AND

2.	PRESTWICK PHARMACEUTICALS, INC. a company incorporated under the laws of the State of Delaware and having its registered office at 1825 K Street Northwest, Suite 1475, Washington D.C. 20006, USA (hereinafter “Prestwick”).

WHEREAS:

3.	Cambridge has the exclusive right to manufacture, develop, market and sell the Product (as defined herein) throughout the world including a right to grant sub-licences.

4.	Cambridge wishes to appoint Prestwick to promote, sell and distribute the Product in the Territory and Prestwick has agreed to accept such appointment on the terms set forth herein.

THE PARTIES AGREE as follows:

1.	DEFINITIONS and INTERPRETATION

1.1	In this Agreement unless the context requires otherwise the words and phrases set forth in Schedule 1 shall have the respective adjacent meanings:

1.2	Reference in this Agreement to a person shall be deemed to include any legal entity whether it be, without limitation, a natural person, partnership, company, corporation, unincorporated organisation, or any Government or agency thereof.

1.3	Where the context admits, reference in this Agreement to the singular shall include the plural and vice versa and reference to the masculine shall include the feminine and vice versa.

1.4	The headings in this Agreement are for ease of reference and shall not affect its interpretation.

2.

2.	GRANT OF RIGHTS

2.1	Cambridge hereby:

2.1.1	appoints Prestwick as its exclusive distributor for the resale of the Product in the Territory and Prestwick hereby agrees to act in that capacity.

2.1.2	grants to Prestwick an exclusive, royalty free licence in the Territory to use Cambridge’s know-how, Restricted Information and Intellectual Property pertaining to the Product for distributing and selling the Product in the Territory.

2.2	It is specifically agreed that Prestwick is not granted any right to manufacture the Product or the Active Substance nor has any right to have such manufactured other than by Cambridge or Cambridge’s nominated manufacturer. Prestwick shall not manufacture the Product or the Active Substance or cause, enable or assist others to do so.

2.3	The previous agreement between Cambridge and [...***...] for distribution of the Product in the Territory has been terminated and [...***...] has informed Cambridge that [...***...]. This notwithstanding [...***...] has advised Prestwick that there are [...***...] in the Territory that [...***...] can be reasonably projected [...***...]. Following the Commencement Date the parties shall [...***...] in order to endeavour to determine [...***...]. Following such review the parties shall determine whether a review of the [...***...] of this Agreement is in order. Any disagreement between the parties on this issue shall be referred through the Dispute Escalation Procedure set forth in clause 19. Furthermore in the event of any claim made by a third party in respect of Product distributed by [...***...], Cambridge shall address such claim pursuant to its agreement with [...***...] and will keep Prestwick indemnified against any actions, proceedings, costs, claims, damages, demands, expenses, losses and liabilities, including attorney’s fees, incurred by Prestwick as a result of any such claim.

2.4	Prestwick shall not appoint any sub-distributor or otherwise sub-license any rights granted hereunder without the prior written approval of Cambridge to both the identity of the sub-distributor or sub-licensee and the terms of the agreement such terms to be no less onerous than those set forth herein. Cambridge approval shall not be unreasonably withheld or delayed. Prestwick shall remain wholly and principally liable to Cambridge for any breach of the terms of this Agreement arising from any act or omission of any sub-distributor or sub-licensee.

*CONFIDENTIAL TREATMENT REQUESTED

3.

2.5	Cambridge shall ensure that no sales of the Product are made through Cambridge’s web site to any person requiring delivery to an address in the Territory.

2.6	Neither party shall have the right to use the others Intellectual Property or, in the case of Prestwick, Cambridge’s Restricted Information, other than as expressly authorised hereunder and subject to the restrictions on such use set forth in the terms of this Agreement.

2.7	Prestwick shall not copy or reproduce the Active Substance or the Product for any reason or cause, assist or enable others to do so.

2.8	For the duration of this Agreement and for a period of twelve (12) months following the expiration of any post-termination or post-expiration “sell-off” period (if applicable), Prestwick shall not be engaged, or cause enable or assist third parties to be engaged, in the manufacture, marketing, development, distribution or sale of any product, with applications for treating the symptoms of hyperkinetic movements disorders that respond to the Active Substance or containing the Active Substance or any similar active substance other than the Product without the prior written consent of Cambridge. For the sake of clarity “similar active substance” shall have the same definition as is provided for in EC Commission Regulation 847/2000 of 27 April 2000. It is agreed by Cambridge that nothing in this Agreement shall prevent Prestwick from manufacturing, marketing, developing, distributing or selling any product that is indicated as a cure for (but not for treating the symptoms of) hyperkinetic movements disorders.

2.9	For the duration of this Agreement Cambridge shall not, save as set forth in this clause, be engaged, or cause enable or assist others to be engaged in the Territory in the manufacture, marketing, development, distribution or sale of any product, other than the Product, with applications for treating the symptoms of hyperkinetic movements disorders that respond to the Active Substance or containing the Active Substance or any similar active substance without the prior written consent of Prestwick. For the sake of clarity “similar active substance” shall have the same definition as is provided for in EC Commission Regulation 847/2000 of 27 April 2000. It is agreed by Prestwick that nothing in this Agreement shall prevent Cambridge from manufacturing, marketing, developing, distributing or selling in the Territory any product that is indicated as a cure for (but not for treating the symptoms of) hyperkinetic movements disorders or any product resulting from any [...***...] Development in respect of which Prestwick has elected not to take up the opportunity afforded to it under clause 4.2.

*CONFIDENTIAL TREATMENT REQUESTED

4.

2.10	Within [...***...] days following the Commencement Date, Cambridge shall provide to Prestwick copies of those parts of the Restricted information that Cambridge, in its reasonable opinion, believes is necessary to enable Prestwick to perform its obligations under this Agreement.

2.11	If, at any time up to first commercial sale of the first Product commercialized under the US Agreement following the grant of the Marketing Authorisation for the Product in the United States, Prestwick is unwilling or unable to obtain sufficient capital to enable it to perform its obligations pursuant to this Agreement in a timely manner, Cambridge may terminate this Agreement on [...***...] written notice. If, during that [...***...] notice period Prestwick acquires capital funding it shall notify Cambridge of such and if, in Cambridge’s reasonable opinion, such funding is sufficient to allay the short term fears of Cambridge, the notice shall lapse.

2.12	For the purposes of clause 2.12 the phrase “in a timely manner” shall mean that Prestwick is performing in all material respects any of its obligations hereunder necessary for commercial distribution of the Product following [...***...]. If Prestwick is unable to fulfil any of the obligations mentioned in or contemplated by this clause due to a failure of Cambridge to provide Product, information or materials necessary to enable Prestwick to fulfil them, Cambridge shall not be entitled to invoke clause 2.11 or to terminate this Agreement.

3.	MARKETING AUTHORISATION

3.1	A Marketing Authorisation for the Territory already exists and is owned by [...***...]. If The Regulatory Authority requires the Marketing Authorisation to be in the name of Prestwick Cambridge shall procure that [...***...] assigns the Marketing Authorisation to Prestwick. If Prestwick presents evidence that it would be more advantageous to both parties if the Marketing Authorisation were held by Prestwick, Cambridge shall present such evidence to [...***...] and use all reasonable endeavours to procure that [...***...] assigns the Marketing Authorisation to Prestwick. Until the date of transfer of the Marketing Authorisation from [...***...] Limited to Prestwick Cambridge shall procure that the Marketing Authorisation is renewed and maintained [...***...] save that Cambridge shall procure that any changes to the Marketing Authorisation required by the Regulatory Authority during this time to permit Prestwick to sell the Product in the Territory are [...***...].

*CONFIDENTIAL TREATMENT REQUESTED

5.

3.2	Following the date of transfer of the Marketing Authorisation from [...***...] Limited to Prestwick it shall be held, renewed and maintained at all times by Prestwick [...***...], subject to any right of Cambridge to require surrender or transfer of such in accordance with this Agreement or any requirement of the Regulatory Authority. Prestwick acknowledges that the beneficial interest in all Marketing Authorisations is and shall be with Cambridge. Upon termination or expiration of this Agreement, Prestwick shall, [...***...], do all things necessary to transfer all Marketing Authorisations to Cambridge or Cambridge’s nominee, and Prestwick hereby irrevocably appoints Cambridge as its attorney to sign all such documents and do all such things as are necessary to effect such transfer, should Prestwick fail to do so [...***...]. The obligations set forth in this clause shall survive termination or expiration of this Agreement.

3.3	Prestwick shall, as soon as reasonably practicable following the Commencement Date apply for and thereafter maintain during the term of this Agreement, all other approvals, licences and permits, aside from those set forth above, necessary to import and supply the Product, in order to be able to lawfully purchase the Product from Cambridge and distribute the Product in accordance with this Agreement.

4.	[...***...]DEVELOPMENT

4.1	In the event that Cambridge wishes to commercialize in the Territory any [...***...] Development it shall offer to Prestwick the rights to have such [...***...] Development included in the scope of this Agreement.

4.2	In the event that Cambridge wishes to commercialise in the Territory any [...***...] Development it shall offer Prestwick the opportunity to acquire rights to sell and distribute such a product on the same terms as set forth in clause 6.2 of the US Agreement.

4.3	Save as expressly agreed to the contrary in writing under this Agreement or the US Agreement, Prestwick shall not undertake, directly or indirectly any [...***...] Developments or [...***...] Developments in the Territory. Nothing herein shall prejudice the obligations and rights of the parties regarding [...***...] Developments or [...***...] Developments set forth in the US Agreement. In the event that it is agreed in writing that Prestwick shall undertake [...***...] Developments in the Territory the provisions of the US Agreement concerning [...***...] Developments shall apply mutatis mutandis.

*CONFIDENTIAL TREATMENT REQUESTED

6.

5.	THE PRODUCT

5.1	Save as provided in clause 7.1 all Product supplied by Cambridge to Prestwick shall comply with the relevant Specification set forth in the Marketing Authorisation.

5.2	All Product supplied by Cambridge to Prestwick shall have been manufactured in accordance with GMP and other relevant manufacturing standards in the Territory and the provisions of the Marketing Authorisation. Save as provided in clause 7.1, unless otherwise required by the Regulatory Authority the packaging for the Product shall consist of [...***...] and shall otherwise comply with the Marketing Authorisation.

5.3	Prestwick shall be entitled, if its evidenced requirements for the supply of the Product for the Territory dictate, to request that Cambridge secure a second site of manufacturing to meet the supply requirements of the Territory. The selection of manufacturer will be the sole responsibility of Cambridge provided however that Prestwick shall participate in the decision and be entitled to comment on the suitability of the manufacturer. Cambridge will ensure that the selected manufacturer appointed is able to provide sufficient quantities of the Product to meet the requirements of Prestwick and that all Product supplied to Prestwick is manufactured in accordance with GMP and other relevant manufacturing standards in the Territory the provisions of Marketing Authorisation.

5.4	If, in the reasonable opinion of Cambridge, it at any time ceases to be commercially practicable to continue to manufacture and supply the Product, Cambridge shall have the right to discontinue the manufacture of the Product and cease supply of the Product to Prestwick provided that it shall give Prestwick as much notice as is, in the circumstances, reasonable and, unless withdrawal is required on safety grounds, not less that six (6) months notice. In such circumstances Cambridge will use reasonable endeavours to assign to Prestwick, should Prestwick so desire, its rights to the Product for the Territory though Prestwick acknowledges that such assignment shall be subject to the consent of [...***...] Limited and is thus ultimately beyond the control of Cambridge.

5.5	The parties shall discuss periodically during the term of this Agreement, but not less that once in each calendar quarter, supply issues including, specifically (i) [...***...] and [...***...] for Product and Active Substance, (ii) [...***...] of both parties of both Product and Active Substance, (iii) [...***...] concerning the Product, Active Substance or any component of either, (iv) [...***...] or [...***...] and [...***...], and (v) [...***...] strategies and planning.

*CONFIDENTIAL TREATMENT REQUESTED

7.

6.	COMMERCIALIZATION OF THE PRODUCT

6.1	Prestwick will sell the Product in the Territory upon the terms set out below.

6.2	Prestwick shall obtain all Product, Active Substance and analytical reference standard materials directly and solely from Cambridge and Cambridge shall supply such Product in the Territory exclusively to Prestwick.

6.3	Save as is permitted under the US Agreement, Prestwick shall not seek customers or establish or maintain any branch or distribution depot for the Product outside the Territory provided however that Prestwick may establish and maintain an intermediate storage depot outside the Territory provided such is used solely for the purpose of holding stocks of the Product pending shipment to purchasers in the Territory.

6.4	It is expressly agreed and understood that any enquiries Prestwick receives in relation to the Product from the United States must be dealt with under the terms of the US Agreement and Prestwick is not to sell Canadian Product in the United States. Save as set forth above Prestwick shall not supply the Product to any customer in any country that is:

6.4.1	outside the Territory;

6.4.2	in the Territory if to the reasonable or actual knowledge of Prestwick that customer intends to supply the Product outside the Territory.

6.5	Prestwick shall specify upon any supply that Cambridge’s rights in the Trade Mark and other Intellectual Property are not exhausted with regard to any re-supply of the Product.

6.6	Prestwick shall forward to Cambridge, within [...***...], all enquiries received by Prestwick regarding the Product from persons outside the Territory unless that enquiry falls within the territory of the US Agreement in which case Prestwick may deal with it under the terms of the US Agreement. Similarly Cambridge shall forward to Prestwick, [...***...], all enquiries received by Cambridge regarding the Product from persons in the Territory.

6.7	Prestwick shall not hold itself out as Cambridge’s agent for sales of the Product or otherwise as being entitled to bind Cambridge in any way.

6.8	Prestwick shall comply with all laws and regulations in the Territory, all requirements of the Regulatory Authority in the Territory and, when distributing the Product, all restrictions set forth

*CONFIDENTIAL TREATMENT REQUESTED

8.

in any Marketing Authorisation. Without in any way limiting the generality of the foregoing, under no circumstance shall Prestwick, [...***...].

6.9	The Marketing Plan, the Minimum Sales Quantities for [...***...], Minimum Order Quantities for [...***...] and the Minimum Marketing Activities for the Territory are appended to this Agreement as Schedules 2, 3, 4 and 5. The Marketing Plan, the Minimum Marketing Activities, the Minimum Order Quantities and the Minimum Sales Quantities shall cover activities to be undertaken by Prestwick in the marketing of the Product in the Territory. No later than [...***...] the parties shall meet and agree upon the Minimum Order Quantities and/or Minimum Sales Quantities for the [...***...] of this Agreement. In the event that the parties have not agreed upon the Minimum Order Quantities and/or Minimum Sales Quantities for the [...***...] of this Agreement [...***...] the matter shall be referred to the Dispute Escalation procedure set forth in clause 19. Either party may, if it so desires, [...***...] request a review of the Marketing Plan, the Minimum Marketing Activities, the Minimum Order Quantities and the Minimum Sales Quantities save that no review of the Minimum Order Quantities or Minimum Sales Quantities may request a variation [...***...]. Any dispute between the parties regarding any changes to the Marketing Plan, the Minimum Marketing Activities, the Minimum Order Quantities or the Minimum Sales Quantities shall be referred to Dispute Escalation procedure set forth in clause 19.

6.10	On the Commencement Date the parties shall appoint two members each to the Joint Marketing Committee. The Joint Marketing Committee shall be responsible for day to day consultation regarding the Marketing Plan, any reporting that has to be undertaken regarding any Marketing Plan, the review and evaluation of the Marketing Plans and the Minimum Marketing Activities.

6.11	Prestwick shall at all times that it is not required to the contrary by any law, regulation, court or governmental agency, market the Product in accordance with the Marketing Plan in all material respects and undertake no less than the Minimum Marketing Activities.

6.12	Prestwick shall be responsible for releasing the Product into the market and shall conduct any assays or tests on the Product at its own cost. Cambridge shall provide to Prestwick, at no cost to Prestwick, details of any assays or tests that may be helpful to Prestwick in this regard. Prestwick shall also, at its cost, perform post-market stability analysis in respect of the Product.

*CONFIDENTIAL TREATMENT REQUESTED

9.

6.13	Prestwick shall use all reasonable endeavours to promote sales of the Product throughout the Territory and, provided Cambridge complies with its obligations to supply Product under this Agreement, to satisfy market demand therefore and avoid out-of-stock situations.

6.14	In connection with the promotion and marketing of the Product Prestwick shall:

6.14.1	store the Product in accordance with the provisions pertaining to storage in the Marketing Authorisation;

6.14.2	not misuse, tamper with or in any way alter or modify the Product,

6.14.3	provide Cambridge, each quarter, with reports in such form as Cambridge may reasonably require of the activities undertaken by Prestwick in the Territory in the marketing and promotion of the Product [...***...];.

6.14.4	not use, in relation to the marketing, distribution and sale of the Product, [...***...];

6.14.5	use in relation to the marketing distribution and sale of the Product only promotional materials [...***...] and which comply with the relevant laws and regulations and requirements of the Regulatory Authority in the Territory and which have been approved in writing by Cambridge prior to use. Cambridge shall, on the Commencement Date, provide to Prestwick a computer disk containing samples of promotional materials Cambridge currently uses in relation to the Product. Prestwick shall submit to Cambridge for approval any promotional materials Prestwick proposes using and Cambridge shall provide approval or details of required alterations within [...***...] of receipt. Promotional materials used by Prestwick shall contain an acknowledgement of Cambridge’s [...***...] in such form as agreed by the parties;

6.14.6	be responsible for producing [...***...] supplies of all materials necessary for the marketing of the Product in the Territory and at the request of Cambridge provide to Cambridge copies of such sales aids, including catalogues, sales brochures and sales manuals as they relate to the Product. Cambridge shall be entitled to use any such [...***...];

6.14.7	observe and comply with the Adverse Events Reporting procedure to be agreed between the parties and the requirements of any Regulatory Authority regarding Adverse Events Reporting;

*CONFIDENTIAL TREATMENT REQUESTED

10.

6.14.8	in the case of product recall from the market execute such recall in accordance with the Recall Procedure agreed between the parties and specified in Schedule 6 (subject to appropriate consultation with Cambridge) and the requirements of the Regulatory Authority regarding recall of products.

6.15	Prestwick shall not:

6.15.1	pledge the credit of Cambridge in any way;

6.15.2	[...***...].

7.	FORECASTS AND ORDERS

7.1	On the Commencement Date Prestwick shall place with Cambridge a written irrevocable order for [...***...]. The parties agree that, because Prestwick, at the time of placing that order, will not have [...***...] and will not have [...***...] from the [...***...] for the [...***...] of the [...***...] in accordance with the [...***...] save in respect of [...***...]. The [...***...] will be transported, in export pack, to the contract manufacture where they will be held pending the grant of a Drug Establishment License to Prestwick and approval from the Regulatory Authority to the packaging. Once the Regulatory Authority has granted approval to the packaging Cambridge shall procure that the [...***...] is packaged in accordance with approved packaging, [...***...], and shall thereafter deliver the Product [...***...]. Title to those Units shall pass at the time of payment of the invoice in respect of these Units pursuant to clause 8.7. Risk in respect of those Units shall remain with Cambridge until delivery to Prestwick.

7.2	To enable Cambridge to plan the manufacture of the Product and the Active Substance Prestwick shall, no later than [...***...] after the Commencement Date, supply to. Cambridge a written non-binding forecast of its requirements of the Product for the next twelve (12) months. That twelve (12) month forecast shall be updated [...***...] no later than the seventh [...***...] of the [...***...]. The [...***...] of each updated twelve (12) month forecast shall constitute an order, binding on Prestwick, for the quantity of the Product for each of those [...***...]. The quantity set forth in the binding part of the forecast may be altered [...***...] during the [...***...] in which it is binding by Prestwick within a range of [...***...] and may not otherwise be altered.

7.3	Prestwick shall ensure that, at the time of submitting the updated forecasts pursuant to clause 7.2, it has submitted to Cambridge written irrevocable orders for the quantity of the Product set out for each of the [...***...] of that forecast. If it wishes to alter any order because it has altered any

*CONFIDENTIAL TREATMENT REQUESTED

11.

quantity in the binding part of any forecast in accordance with clause 7.2 it must submit an amended order to reflect that. Save for the initial order placed pursuant to clause 7.1, each order shall be for [...***...] of the Product. Failure to submit any written order shall not relieve Prestwick of its obligation to purchase the quantities set forth in the binding part of the forecast.

7.4	All orders for the Product shall be in writing and shall specify clearly the quantity of the Product required and, save for the initial order placed under clause 7.1, shall specify a delivery date not less than [...***...]. Unless an order is not consistent with the then current forecast or otherwise not in compliance with this agreement, all such orders shall be binding on Cambridge. Cambridge shall notify Prestwick of its receipt of any order in writing within [...***...] of receipt.

7.5	Cambridge’s obligation to supply Product in accordance with clause 9.1 shall apply in respect of orders placed in accordance with the clauses 7.2 to 7.3. If Prestwick requires and orders additional quantities of the Product over and above those set forth in the binding part of the forecast, Cambridge shall use reasonable endeavours to fulfil that order provided always that the date for delivery of any such additional order shall be no less than [...***...].

7.6	If Cambridge has any reasonable concerns with the quantities forecast it may refer the matter through the Dispute Escalation Procedure set forth in clause 19.

7.7	Prestwick shall not, in each year of this Agreement, order less than the Minimum Order Quantity for that year nor sell less than the Minimum Sales Quantity for that year. If Prestwick fails to sell the Minimum Sales Quantity in any one year, [...***...]. Prestwick shall not be held to be in breach of its obligations hereunder if the reason for Prestwick’s failure to either order the Minimum Order Quantity or sell the Minimum Sales Quantity is because of a failure of Cambridge to manufacture or supply quantities of the Product complying with the warranties set forth in clause 5 and 15 hereof equal to the Minimum Order Quantity for that year.

7.8	Cambridge shall be entitled to terminate this Agreement in accordance with the provisions of clause 20 in the event that Prestwick fails, in any two consecutive years during the term of this Agreement, to order the cumulative Minimum Order Quantities for those two years or sell the cumulative Minimum Sales Quantities for those two years save that such right of termination shall not arise when the reason for Prestwick’s failure to either order the Minimum Order Quantities or sell the Minimum Sales Quantities is because of a failure of Cambridge to manufacture or supply quantities of the Product complying with the warranties set forth in clauses 5 and 15 hereof equal to the Minimum Order Quantities.

*CONFIDENTIAL TREATMENT REQUESTED

12.

7.9	Prestwick shall ensure that it holds [...***...] stocks of the Product (calculated as [...***...] of its then current annual forecast).

8.	PRICE AND PAYMENT

8.1	In the first year of this Agreement the price for the Product shall be:

8.1.1	For the first [...***...] Units ordered in that year, [...***...] per Unit; and

8.1.2	For all Units ordered in that year over and above [...***...] the greater of [...***...] per Unit or fifty percent (50%) of the Net Sales Revenue.

8.2	In the second year and all subsequent years of this Agreement the price for the Product shall be: -

8.2.1	For the first [...***...] Units ordered in that year, [...***...] per Unit; and

8.2.2	For all Units ordered in that year over and above [...***...] the greater of [...***...] per Unit or fifty percent (50%) of the Net Sales Revenue.

8.3	Prestwick shall use commercially reasonable endeavours to seek [...***...] for the Product in sales of the Product.

8.4	In respect of Product for which the price to be paid by Prestwick is the greater of [...***...] per Unit or fifty percent (50%) of the Net Sales Revenue Prestwick shall purchase Product at a transfer price of [...***...] per Unit and, within [...***...] of the end of each month, provide to Cambridge an account setting forth the quantity of the Product purchased by Prestwick from Cambridge, the quantity of the Product sold by Prestwick in the Territory and a calculation, including all information relevant to that calculation, of the Net Sales Revenue for sales of the Product. Cambridge shall be entitled to audit the records of Prestwick pursuant to clause 8.5. The parties shall, within [...***...] of receipt by Cambridge of Prestwick’s account, in good faith, agree upon the Net Sales Revenue for that month. Based on that agreed Net Sales Revenue the parties shall agree upon the amount to be paid to ensure that Cambridge is paid the greater of [...***...] per Unit and fifty percent (50%) of the Net Sales Revenue and that sum shall be paid within [...***...] days of such agreement being reached.

8.5	Cambridge shall have the right to appoint an independent auditor to whom Prestwick has no reasonable objections to review the books of accounts (including computer records) and records of Prestwick relating to sales of the Product to confirm the accuracy of the reports provided

*CONFIDENTIAL TREATMENT REQUESTED

13.

pursuant to this Agreement and Prestwick shall allow said independent auditor to enter the premises and have access to the relevant records of Prestwick for the purpose of carrying out the audit contemplated herein which right shall be exercisable once during any twelve (12) month period.

8.6	If there is an increase [...***...] and Cambridge has used reasonable endeavours to [...***...], the parties shall meet and discuss in good faith other ways in which [...***...] of the Product can be [...***...].

8.7	Save in respect of [...***...] to be manufactured and delivered in accordance with clause 7.1, Cambridge shall invoice Prestwick following delivery of the Product in accordance with clause 9. Cambridge shall issue an invoice for [...***...] Units to be manufactured in accordance with clause 7.1 upon delivery of [...***...].

8.8	Unless expressly stated to the contrary elsewhere herein, payment in full of any amounts due to Cambridge by Prestwick shall be made in Canadian Dollars within [...***...] of the date of Cambridge’s invoice in respect of such amounts by telegraphic transfer to Cambridge’s bank account the details of which will be provided to Prestwick from time to time by Cambridge in writing and which are, at the date of signature of this Agreement:

[...***...]

8.9	Should any amount not be paid by Prestwick on or before the due date for payment Prestwick shall pay to Cambridge, in addition to the amount not paid, interest on any amount so unpaid at the rate of [...***...] from the date payment of such amount was due until the date payment in full is received by Cambridge and Cambridge shall also be entitled to withhold further deliveries of the Product, until such payment is made in full.

9.	SUPPLY AND DELIVERY

9.1	Cambridge will supply the Product to Prestwick [...***...]. Cambridge shall use all commercially reasonable endeavours to supply the Product on the date set forth in the orders provided in accordance with clause 7 above.

9.2	In the event that Prestwick does not take delivery of any order of the Product [...***...] then Prestwick [...***...].

*CONFIDENTIAL TREATMENT REQUESTED

14.

9.3	In the event that Cambridge fails to deliver any order of the Product within [...***...] of the delivery date and, as a result, Prestwick necessarily and unavoidably incurs penalty charges from its shippers, handlers or storers, then Prestwick shall be entitled, on providing full documentary evidence of incurring and paying such penalty charges, to have such reimbursed by Cambridge.

9.4	Within [...***...] of any consignment of the Product Prestwick shall inspect such and shall be entitled to return to Cambridge any quantity of the Product which does not comply with the relevant Specification or which is in excess of the quantity of the Product ordered. Prestwick shall be deemed to have accepted any quantity of the Product not returned to Cambridge within [...***...]. For the avoidance of doubt, Prestwick’s inspection shall have no affect on and will not diminish Cambridge’s obligation to provide Product meeting the requirements of this Agreement.

9.5	Prestwick shall purchase from Cambridge and provide to the relevant regulatory body in the Territory, at its cost, any analytical reference standard materials and samples required for importation testing.

9.6	If there is any dispute between the parties as to whether any quantity of the Product complies with the relevant Specification the matter shall be referred to an independent laboratory to be mutually agreed between the parties for its opinion. The opinion of the independent laboratory shall be binding on the parties and the fees of the laboratory shall be borne by the party whose position is not sustained by the laboratory.

10.	RETENTION OF TITLE AND PASSING OF RISK

10.1	Save as provided in clause 7.1, risk in each order of Product shall pass to Prestwick upon supply in accordance with clause 9.1. Notwithstanding delivery, possession of the Product by Prestwick or the passing of risk, legal title to and ownership of each order of Product shall not pass to Prestwick unless and until Cambridge has received payment in cleared funds of the whole of its invoice in relation thereto.

11.	INTELLECTUAL PROPERTY

11.1	Other than is expressly provided herein, or is necessary for the proper performance of this Agreement by Prestwick, no licence, express or implied, is granted by this Agreement by Cambridge under any of the Intellectual Property of Cambridge. Other than is expressly provided herein, or is necessary for the proper performance of this Agreement by Cambridge, no licence,

*CONFIDENTIAL TREATMENT REQUESTED

15.

express or implied, is granted by this Agreement by Prestwick under any of the Prestwick Intellectual Property.

11.2	Prestwick shall ensure that each reference to and use of the Trade Mark is in a manner from time to time approved by Cambridge and where appropriate is accompanied by an acknowledgement, in a form approved by Cambridge, that the same is a trade mark of Cambridge.

11.3	Prestwick shall not:

11.3.1	use the Trade Mark in any way which might prejudice its distinctiveness or validity or the goodwill of Cambridge therein;

11.3.2	use or make any application for registration in the Territory of any trade marks or trade names so resembling the Trade Mark or any trade mark or trade name of Cambridge as to be likely to cause confusion or deception.

11.4	Cambridge warrants that it has not, [...***...], received any notice or claim that the manufacture, use, sale or export of the Product infringes the intellectual property rights of any third party and that, to the best of its knowledge and belief but without having undertaken any patent or intellectual property rights searches, the import and sale of the Product in the Territory will not infringe the intellectual property rights of any third party.

11.5	Prestwick shall promptly and fully notify Cambridge of any actual, threatened or suspected infringement, whether in the Territory or otherwise, of any of the Intellectual Property of either party pertaining to the Product that comes to Prestwick’s notice. In the event that the infringement concerns the Intellectual Property of Cambridge in the Product Cambridge shall, after consultation with Prestwick, at its own cost, take whatever action it deems reasonably necessary

*CONFIDENTIAL TREATMENT REQUESTED

16.

in relation to the infringement and Prestwick shall, at the request and expense of Cambridge, do all such things as may be reasonably required to assist Cambridge in taking any such action.

11.6	Save as provided below, Cambridge indemnifies and shall keep Prestwick indemnified against any costs, damages and liabilities to any third party arising from any claim by that third party that the manufacture, importation, use or sale of the Product infringes any intellectual property rights of that third party. Prestwick indemnifies and shall keep Cambridge indemnified against any costs, damages and liabilities to any third party arising from any claim by that third party that the use by Cambridge of any Prestwick Intellectual Property in relation to the Product infringes any intellectual property rights of that third party.

11.7	Except for such uses permitted hereunder, Prestwick hereby acknowledges that it shall not acquire any rights in respect of any trade names or trade marks of Cambridge (including but not limited to the Trade Mark) or of the goodwill associated therewith and that all such rights and goodwill are, and shall remain, vested in Cambridge.

11.8	Prestwick shall at the expense of Cambridge take such steps as Cambridge may reasonably require to assist Cambridge in maintaining the validity and enforceability of the Intellectual Property pertaining to the Product and Prestwick will not do or allow or authorise anyone to do any act which would or might invalidate or be inconsistent with the Intellectual Property pertaining to the Product and shall not omit or allow or authorise anyone to omit to do any act which, by its omission, would have that effect or character.

12.	RESTRICTED INFORMATION

12.1	Except as provided in clause 12.3 and 12.4 any party receiving and Restricted Information from the other shall at all times during the continuance of this Agreement and after its termination;

12.1.1	keep all Restricted Information confidential; and

12.1.2	not use any Restricted Information for any purpose other than the performance of its obligations under this Agreement.

12.2	Restricted Information may be disclosed by Prestwick if required by law and to the extent necessary for the purposes contemplated by this Agreement to:

17.

12.2.1	the Regulatory Authority or other governmental authority in the Territory; and

12.2.2	any third party appointed pursuant to clause 2.4 each such case only to the extent necessary for the purposes contemplated by this Agreement and subject in every case to Prestwick using its commercially reasonable endeavours to ensure that the person in question signs a confidentiality agreement with Prestwick pertaining to the Restricted Information which contains obligations with regard to confidentiality no less onerous than those set forth in this Agreement.

12.3	Restricted Information may be used by Prestwick for any purpose or disclosed by Prestwick to the extent only that:

12.3.1	it is at the date hereof or hereafter becomes public knowledge through no act or omission of Prestwick its agents or employees (provided that in doing so Prestwick shall not disclose any Restricted Information which is not public knowledge); or

12.3.2	it can be shown by Prestwick, to the reasonable satisfaction of Cambridge, to have been known to Prestwick prior to its being disclosed by Cambridge to Prestwick save that any Restricted Information disclosed or acquired pursuant to the US Agreement shall remain confidential and not be covered by this exemption; or

12.3.3	hereafter is rightfully received, unsolicited, from a third party not in violation of any non-disclosure obligation owed to or in favour of Cambridge; or

12.3.4	Prestwick can verify by documentary evidence such information was hereafter developed by members of Prestwick’s staff not having any dealings with the Product, independently of any disclosure by Cambridge.

12.4	In the event that Prestwick wishes to disclose any Restricted Information related to [...***...] Developments in connection with the evaluation, negotiation or consummation of an investment in Prestwick or any Affiliate of Prestwick by any third party or a collaboration between Prestwick or any Affiliate of Prestwick and a third party, Prestwick may make such disclosure, subject to such disclosure being made under obligations of confidentiality no less stringent than those imposed on the receiving party in clauses 12.1 to 12.3. Prestwick agrees that under no circumstances shall it disclose details of any [...***...] Developments to any potential investor or collaborator. Prestwick shall inform Cambridge of any disclosure of any Restricted Information, and to whom disclosed, promptly following such disclosure.

*CONFIDENTIAL TREATMENT REQUESTED

18.

13.	FORCE MAJEURE

13.1	Neither party shall be under any liability to the other for failure or delay in the performance of any obligation hereunder or part thereof (other than obligations to pay money) to the extent and for the period that such performance is prevented by reason of Force Majeure provided that the party claiming the benefit of this clause gives written notice of the Force Majeure to the other.

13.2	In the event that Cambridge is prevented from supplying the Product to Prestwick by reason of an event of Force Majeure at the manufacturer of the Product or the Active Substance and such event has or is reasonably likely to continue for a period of [...***...], Cambridge shall use all reasonable endeavours, subject to limitations set forth in its existing contractual arrangements, to appoint another manufacturer of the Product or the Active Substance.

13.3	In the event that the event of Force Majeure is [...***...] and such [...***...] endures for more than [...***...] then either party may terminate this Agreement on the provision of written notice to the other.

13.4	Save as provided in clauses 13.2 and 13.3, if the performance of this Agreement shall be hindered or prevented for a period exceeding [...***...] due to an event of Force Majeure affecting either party which cannot be removed or abated the party not claiming the benefit of Force Majeure shall be entitled to terminate this Agreement forthwith by giving written notice to the other.

14.	PERIOD OF AGREEMENT

14.1	This Agreement shall take effect on the Commencement Date and (subject to termination in accordance with all other relevant provisions hereof) shall continue in force for an initial period ten (10) years from the date of the grant of the last Marketing Authorisation obtained by Prestwick pertaining to the Product. If Prestwick wishes to continue with the Agreement after the initial ten (10) year period it shall, no later than six (6) months prior to the expiration of the initial term, provide to Cambridge a written request for an extension of the term of the Agreement and if Prestwick is then in material compliance with its obligations hereunder, such extension shall be automatically granted.

14.2	If this Agreement continues in force after the initial period of ten (10) years, the parties shall agree the Minimum Marketing Activities, the Marketing Plan, the Minimum Order Quantity and the Minimum Sales Quantity for each year of the extended term.

*CONFIDENTIAL TREATMENT REQUESTED

19.

15.	WARRANTY, INDEMNITY AND INSURANCE BY CAMBRIDGE

15.1	Cambridge warrants that there is no statutory, regulatory, judicial, contractual or organizational impediment to it granting to Prestwick the rights granted hereunder. For the purposes of clarity, the term “organizational” in the immediately preceding sentence refers to the charter and by-laws of Cambridge.

15.2	Except for the warranties set forth in clauses 5 and 15, Cambridge makes no representations or warranties of any kind, express, implied or otherwise. Cambridge specifically disclaims and Prestwick hereby expressly waives any claim in respect of:

15.2.1	any express or implied warranty of merchantability, satisfactory quality or fitness for a particular purpose with respect to the Product whether used alone or in connection with other substances or materials; or

15.2.2	any liability of Cambridge with respect to any Product which:

15.2.2.1	has been tampered with or in any way altered or modified other than by Cambridge; or,

15.2.2.2	has been subject to misuse, negligence or accident other than by Cambridge; or

15.2.2.3	has been stored, handled, maintained or used in a manner contrary to regulatory requirements or Cambridge’s instructions; or

15.2.2.4	has exceeded its stated expiry date.

15.3	If any quantity of Product supplied by Cambridge is released for distribution and is subsequently found not to comply with the warranties set forth in clause 5 as qualified by clause 15.2 above then Cambridge shall replace the defective quantity of Product at Cambridge’s expense. If a recall of any batch of the Product is necessitated in the consequences contemplated by this clause then Cambridge shall pay any documented out of pocket expenses incurred by Prestwick in undertaking such recall. Save as provided in clause 15.4 the above mentioned replacement of defective Product shall be Prestwick’s sole and exclusive remedy for any claim, loss or damage suffered or incurred by Prestwick caused thereby or resulting from any breach of warranty.

20.

15.4	Cambridge shall indemnify Prestwick against legal liability to third parties in respect of all actions, proceedings, costs, claims, damages, demands, expenses, losses and liabilities in relation to death of or personal injury to human beings to the extent that the same arise from:

15.4.1	the negligence or wilful malfeasance of Cambridge; or

15.4.2	any breach of the terms of this agreement by Cambridge.

15.5	In the event of Prestwick receiving a claim from a third party pertaining to the matters set forth in clause 15.4 above Prestwick shall:

15.5.1	promptly notify Cambridge of any claim made against it in relation to such matters;

15.5.2	not accept any compromise or settlement or take any other material steps in relation to the subject of such claim without the prior approval of Cambridge and its insurers in writing;

15.5.3	co-operate fully with and give every reasonable assistance to Cambridge or its insurers in the investigation and handling of any claim.

15.6	Notwithstanding anything to the contrary in this Agreement Cambridge shall not be liable in any manner whatsoever including under clause 15.3 and 15.4 for any loss of profits, savings, contracts or business or any indirect or consequential losses of whatsoever nature.

15.7	Cambridge will at its own cost maintain throughout the period of this Agreement and for a period expiring on the date of expiration of the shelf life of the last batch of the Product sold to Prestwick, insurance cover indemnifying itself against such of its liabilities arising under the foregoing indemnities as are insurable. Cambridge shall also affect at its own cost such insurance as may be required by governmental or statutory bodies in the Territory.

15.8	Cambridge will provide to Prestwick at Prestwick’s request, a broker’s or insurer’s certificate confirming such insurance cover is in place.

16.	WARRANTY, INDEMNITY AND INSURANCE BY PRESTWICK

16.1	Prestwick warrants that there is no statutory, regulatory, judicial contractual or organizational impediment to it entering into this agreement. For the purposes of clarity, the term

21.

“organizational” in the immediately preceding sentence refers to the charter and by-laws of Prestwick.

16.2	Prestwick hereby indemnifies and shall keep Cambridge indemnified from and against legal liability to third parties in respect of all actions, proceedings, costs, claims, damages, demands, expenses, losses and liabilities to the extent that the same arise from:

16.2.1	the negligence or wilful malfeasance of Prestwick; or

16.2.2	any breach of the terms of this agreement by Prestwick.

16.3	In the event of Cambridge receiving a claim from a third party pertaining to the matters set forth in clause 16.2 above Cambridge shall:

16.3.1	promptly notify Prestwick of any claim made against it in relation to such matters;

16.3.2	not accept any compromise or settlement or take any other material steps in relation to the subject of such claim without the prior approval of Prestwick and its insurers in writing;

16.3.3	co-operate fully with and give every reasonable assistance to Prestwick or its insurers in the investigation and handling of any claim; and

16.4	Notwithstanding anything to the contrary in this Agreement Prestwick shall not, except in respect of death or personal injury arising from the negligence of Prestwick, be liable for any loss of profits, savings, contracts or business or any indirect or consequential losses of whatsoever nature.

16.5	Prestwick will at its own cost maintain throughout the period of this Agreement and for a period expiring on the date of expiration of the shelf life of the last batch of the Product sold to Prestwick, insurance cover indemnifying Prestwick against such of its liabilities arising under the foregoing indemnities as are insurable. Prestwick shall also affect at its own cost such insurance as may be required by governmental or statutory authorities in the Territory.

16.6	Prestwick will provide to Cambridge at Cambridge’s request, a broker’s or insurer’s certificate confirming such insurance cover is in place.

22.

17.	NOTICES

17.1	Any notice given under or in connection with this Agreement shall be in writing and left at or sent by first class post, registered post or facsimile transmission to the address of the other party specified at the head of this Agreement or such other address as that party may from time to time specify in accordance with this clause. If sent by first class post a notice shall be deemed to have been delivered when in the normal course of the post it would have been delivered and if sent by facsimile a notice shall be deemed to have been received within twelve hours of transmission as evidenced by the message confirmation generated by the facsimile machine.

Cambridge	Prestwick
Facsimile: 00 44 191 296 9379	Facsimile: 001 202 296 7450

18.	ASSIGNMENT

18.1	Neither party shall be entitled to assign any of its rights or duties under this Agreement without the prior written consent of the other which consent shall not be unreasonably withheld, except that Cambridge may assign this Agreement to any Affiliate of Cambridge or in connection with the sale of the business or substantially all of the assets to which this Agreement relates and Prestwick may assign any of its rights or duties hereunder to any Affiliate of Prestwick. Prestwick or Cambridge, as applicable, shall remain wholly and principally liable for any breach of any terms of this Agreement by their respective Affiliate in the case of an assignment as provided above.

19.	DISPUTE ESCALATION

19.1	In the event that the parties are unable to reach agreement on any review of the Minimum Marketing Activities, the content of any Marketing Plan, the Minimum Sales Quantities or the Minimum Order Quantities the matter shall, in the first instance, be addressed as soon as possible and, at the latest, at the immediately succeeding quarterly meeting of the Joint Marketing Committee as is appropriate given the nature of the matter. For the sake of clarity a failure of Prestwick to use Minimum Marketing Activities in accordance with clause 6.11, to materially comply with the Marketing Plan in accordance with clause 6.11, to provide a forecast or any updated forecast in accordance with clause 7.2, to order the Minimum Order Quantities or sell the Minimum Sales Quantities in accordance with clause 7.7 are material breaches to be dealt with pursuant to either clause 20.1.1 or, in the case of failure to order the Minimum Order Quantities

23.

or sell the Minimum Sales Quantities, clauses 7.7 and 7.8 and such matters shall not be dealt with through the escalation procedure set forth in this clause.

19.2	If, following either good faith discussions between the joint Marketing Committee as the case may be or expiration of [...***...] of the matter being referred, whichever is the earlier, agreement has not be reached as to resolution of the dispute, the matter shall be referred to [...***...].

19.3	If, following either good faith negotiations between [...***...] or [...***...] of the matter being referred to those persons, whichever is the earlier, agreement has not been reached as to resolution of the dispute, either party may refer the matter to [...***...]. If, following either good faith negotiations among the [...***...] or [...***...] of the matter being referred to the [...***...], whichever is the earlier, agreement has not been reached as to the resolution of the dispute then it shall be referred to binding arbitration in accordance with and subject to the terms of clause 19.4.

19.4	In the event that the parties, having gone through the steps set forth in clauses 19.1 to 19.3, are unable to reach agreement on any on any matter it shall be referred to a binding arbitration to take place in London before three independent arbitrators with appropriate knowledge and experience to address the issues to be placed before them: one selected by Cambridge, one by Prestwick and the third appointed by the first two. Within [...***...] of the expiry of the time limit set forth in clause 20.3 the parties shall send written requests to the arbitrators of their choice for their assistance with resolution of the matter. The parties shall, as soon as is practicable inform each other of the identity of their arbitrator so that the two selected arbitrators may appoint the third. The arbitration shall be based solely on the written submissions of the parties in support of their final positions concerning the matter. Within [...***...] of determination of the three arbitrators and notification of such to the parties, the parties shall submit their written submissions to the arbitrators and provide copies of such to the other party. The arbitrators shall be limited to making a ruling in favour of the position of one of the parties on the issue and will be directed by the parties to render their decision no later than [...***...] following the submissions by the parties. The vote of the majority of the arbitrators shall be final and binding.

19.5	If the issue concerns any proposed alteration to the Minimum Sales Quantities, the Minimum Order Quantities or any updated forecast then, until agreement is reached the Minimum Sales Quantities or the Minimum Order Quantities for the relevant year set forth in either Schedule 3 or

*CONFIDENTIAL TREATMENT REQUESTED

24.

Schedule 4 as is appropriate and/or the immediately preceding forecast, as is applicable, shall continue to apply until the issue is resolved and, if no arbitration decision is reached within [...***...] of the matter being first referred to arbitration, then the Minimum Sales Quantities or Minimum Order Quantities or forecast shall be set at:

19.5.1	A fifteen percent (15%) increase where such failure to agree falls within the first three years following the Commencement Date; and,

19.5.2	A [...***...] increase where such failure to agree falls in the fourth or any subsequent year following the Commencement Date,

and then readjusted retroactively to reflect the decision.

20.	TERMINATION

20.1	In addition to all other rights of termination specified herein either party shall be entitled to terminate this Agreement by notice to the other party having immediate effect if:

20.1.1	that other party commits any material breach of any of the provisions of this Agreement and in the case of a breach capable of remedy that other party fails to remedy the breach within [...***...] of receipt of a notice specifying the breach and requiring it to be remedied provided however that in the event that prior to the expiration of any such [...***...], the breaching party has, in good faith, taken substantive steps to rectify the breach but, due to reasons beyond the control of such party, it requires more than [...***...] to complete the remedy, then the [...***...] shall be extended for so long as such party continues to use good faith substantive efforts to rectify the breach but in no event shall such extension of time under this proviso extend for more than [...***...] following the receipt of such notice;

20.1.2	an encumbrancer takes possession of or a receiver is appointed over any property or assets of that other party which would have an adverse affect on that party’s ability to meet its obligations under this Agreement;

20.1.3	that other party makes any voluntary arrangement with its creditors or becomes subject to an administrative order or a similar event in any jurisdiction occurs;

*CONFIDENTIAL TREATMENT REQUESTED

25.

20.1.4	that other party goes into liquidation or receivership other than for the purpose of amalgamation or reconstruction or otherwise ceases or threatens to cease to carry on business.

20.2	Cambridge shall be entitled to terminate this Agreement in the event that there is a change in ownership and control of Prestwick and, following such due diligence exercise as is permitted in the circumstances, Cambridge, in its reasonable opinion believes the Product will not be given sufficient priority. Cambridge shall retain the right to terminate this Agreement on the provision of written notice for a period of eighteen (18) months following the change of ownership or control of Prestwick and Cambridge may, at any time during that period terminate this Agreement on the provision of written notice if, in its reasonable opinion it believes the Product is not receiving sufficient priority. For the avoidance of doubt, if Prestwick commits (on an annualised basis) for the [...***...] period following the change of control to maintain at least the same level of promotional spend and detail sales force efforts for the Product as had been expended and exerted (calculated on an annualised basis) for the [...***...] in which the change of control occurred, such expenditures and exertion shall be deemed to constitute “sufficient priority” for the purposes of this clause.

20.3	Any right to terminate this Agreement given by this clause shall be without prejudice to any other right or remedy of either party in respect of the breach concerned.

20.4	The termination of this Agreement shall be without prejudice to any right or remedy available to either party at such termination.

21.	CONSEQUENCES OF TERMINATION

21.1	Upon the termination or expiration of this Agreement for any reason:

21.1.1	Prestwick shall disclose to Cambridge, within [...***...] of termination, details of all orders for the Product obtained by Prestwick up to the date of termination whether fulfilled or not and Prestwick’s complete customer list for the Product including prescribing physicians, wholesalers and hospitals and details of all pricing arrangements with wholesalers, hospitals, buying groups, Health Maintenance Organisations and Managed Care Organisations;

*CONFIDENTIAL TREATMENT REQUESTED

26.

21.1.2	Unless expressly provided to the contrary herein, all licences granted hereunder, shall come to an end immediately and Prestwick shall, subject to clause 21.1.3 immediately cease all activities carried out pursuant to those licences;

21.1.3	Prestwick shall, but only upon request by Cambridge, continue to supply on a non exclusive basis the Product in the Territory in respect of which the Agreement has been terminated, for a period of up to [...***...] following the date of termination provided that if Cambridge does not make such request, then Cambridge shall purchase from Prestwick [...***...];

21.1.4	Prestwick shall [...***...] of termination or, if Cambridge has requested Prestwick continue to supply pursuant to clause 21.1.3, the expiry of the [...***...] period set out in that clause, send to Cambridge or otherwise dispose of in accordance with the directions of Cambridge all unsold Product, all samples of the Product and all advertising, promotional or sales material relating to the Product in the possession or control of Prestwick;

21.1.5	Prestwick shall within [...***...] of termination or, if Cambridge has requested Prestwick continue to supply pursuant to clause 21.1.3, the expiry of the [...***...] period set out in that clause, return to Cambridge all documents, electronic files and copies it has of any of the Restricted Information provided that Prestwick may keep one copy, subject to all confidentiality obligations set forth herein and may use and disclose such copy solely for archival and compliance with regulatory requirements.

21.1.6	To the extent not already provided, Prestwick shall give to Cambridge within [...***...] of termination or, if Cambridge has requested Prestwick continue to supply pursuant to clause 21.1.3, expiry of the [...***...] period set out in that clause, all copies of all information and Data produced or received (including but not limited to any correspondence from the Regulatory Authority) provided that Prestwick may keep one copy, subject to all confidentiality obligations set forth herein and may use and disclose such copy solely for archival and compliance with regulatory requirements.

21.1.7	Prestwick shall promptly following termination or, if Cambridge has requested Prestwick continue to supply pursuant to clause 21.1.3, expiry of the [...***...] period set out in that clause, cease to promote, market, advertise or solicit customers for or sell the Product;

*CONFIDENTIAL TREATMENT REQUESTED

27.

21.1.8	Neither party shall have any claim against the other for compensation for loss of distribution rights, loss of goodwill or any similar loss; and,

21.1.9	the provisions of those clauses of this Agreement which by their nature are required to survive termination in order to have full effect (including but not limited to clauses 2.8, 3.2, 8.1, 8.2, 8.4, 8.5, 8.8, 11.6, 12, 15.2, 15.3, 15.4, 15.5, 15.6, 15.7, 15.8, 16.2, 16.3, 16.4, 16.5, 16.6, 18, 21, 23 and 24) shall continue in full force in accordance with their terms; and

21.2	Termination shall be without prejudice to the accrued rights and obligations of the parties available at the time of termination.

22.	ENTIRE AGREEMENT

22.1	This Agreement and the provisions of any schedules hereto and those provisions of the US agreement that are specifically cross referenced herein constitute the entire agreement between the parties and supersedes all previous communications or representations, agreements or understandings whether oral or written between the parties with respect to the subject matter hereof, which are hereby excluded.

22.2	Amendment or waiver of any provision of this Agreement must be made in writing and agreed to in writing by a duly authorised representative of each party.

22.3	If any provision of this Agreement is agreed by the parties to be illegal void or unenforceable under any law that is applicable hereto or if any court or other authority of competent jurisdiction in a final decision so determines this Agreement shall continue in force save that such provision shall be deemed to be excised herefrom with effect from the date of such agreement or decision or such earlier date as the parties may agree and the parties shall, as soon as is practicable after such ruling, renegotiate the terms of this Agreement solely to take account of any deletion having to be made pursuant to this clause and with the aim of retaining, in so far as is legally permissible, the spirit and intendment of this Agreement.

23.	AGENCY

23.1	Nothing contained in this Agreement shall or be deemed to constitute a partnership nor a relationship of principal and agent or a joint venture between the parties and neither party shall

28.

bind nor conduct itself in a manner to suggest it has authority to bind the other in any way except as expressly permitted in this Agreement.

24.	GOVERNING LAW AND JURISDICTION

24.1	This Agreement is governed by and should be construed in accordance with the laws of England and, save where this Agreement provides for resolution of any issue through reference to arbitration or an independent laboratory, the parties hereby submit to the exclusive jurisdiction of the English Courts.

24.2	The failure on the part of either party to exercise or enforce any right conferred upon it hereunder shall not be deemed to be a waiver of any such right or operate to bar the exercise of enforcement thereof at any time or times thereafter.

25.	CONSENT OR AGREEMENT

25.1	Whenever in this Agreement there is a requirement of securing the consent or agreement of a party to this Agreement, the parties agree that such consent or agreement will not be unreasonably withheld or delayed.

IN WITNESS whereof this Agreement has been executed by the duly authorised representatives of the parties the day and year first above written hereinafter.

Signed by:	)
)
)
)
/s/ Mark Price Evans
For and on behalf of	)
CAMBRIDGE LABORATORIES LIMITED	)

Signed by:

)
/s/ Kathleen Clarence-Smith
For and on behalf of	)
PRESTWICK PHARMACEUTICALS INC.	)

29.

SCHEDULE 1

DEFINITIONS

“Active Substance”	means tetrabenazine

“Affiliate”	means, a person or body corporate that directly or indirectly controls or is controlled by or is under common control with the person or body corporate specified. For the purposes of this definition “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a body corporate though the ownership of shares or otherwise;

“Commencement Date”	means the date of signature of this Agreement by the last of the parties to sign;

“Force Majeure”	means any cause preventing or hindering the performance of this Agreement arising from or attributable to acts, events or circumstances beyond the reasonable control of the party affected including but not limited to epidemic, disease, Act of God, shortage of materials, war, labour disputes, accidents, fire, breakdown of machinery, acts of government or other legal authority, riot or civil commotion and whether ejusdem generis to the above causes or not;

“GMP”	means, as relevant to the Product, the principles and guidelines of good manufacturing practice as contained in Directive 91/356/EEC, as such principles and guidelines are interpreted and expanded in “The Rules Governing Medicinal Products in the European Community, Volume IV and those set forth in The Food and Drugs Act and the Food and Drugs Regulations of Canada;

“Intellectual Property”	means patents, trade marks (including the Trade Mark), service marks, registered designs, rights in designs, applications for any of the foregoing trade or business names, copyrights, rights under licences and consents for any such thing and all rights or forms of protection of a similar nature or having equivalent or similar effect subsisting anywhere in the world;

30.

“[...***...] Developments”	means any development of [...***...] the Active Substance or the Product [...***...];

“Joint Marketing Committee”	means the representatives of each party appointed pursuant to clause 7.10 who are responsible for overseeing the performance and evaluation of the Marketing Plan;

“Marketing Authorisation”	means the authorisation from the Regulatory Authority permitting the sale, marketing and promotion of the Product in the Territory on a licensed basis;

“Marketing Plan”	means the plan for the marketing of the Product in the Territory set forth in Schedule 2 to be appended to this Agreement at the time provided in clause 6.10 of this Agreement as such plan may be updated following review pursuant to this Agreement;

“Minimum Marketing Activity”	means the minimum marketing activities to be undertaken by Prestwick in the marketing of the Product in the Territory as set forth in Schedule 3 to be appended to this Agreement at the time provided in clause 6.10 of this Agreement;

“Minimum Order Quantities”	means the minimum quantities of the Product to be ordered by Prestwick for the Territory in any twelve month period set forth in Schedule 4;

“Minimum Sales Quantities”	means the quantities of the Product to be sold by Prestwick in the Territory set forth in Schedule 5 to this Agreement;

“Net Sales Revenue”	Means invoiced gross sales less ordinary and customary charges and deductions. The parties agree that no deduction for bad debts is permissible. Deductions, discounts and charges from gross sales shall not exceed 20% except with the prior written approval of Cambridge which approval shall not be unreasonably withheld.

*CONFIDENTIAL TREATMENT REQUESTED

31.

‘Product”	means Cambridge’s pharmaceutical product in the form of tablets containing 25 mgs of the Active;

“[...***...] Developments”	means [...***...] other than any [...***...] and shall include such things as [...***...] ;

“Regulatory Authority”	means the regulatory body in the Territory responsible for the granting of marketing authorisations;

“Restricted Information”	means any information oral, visual, electronic or written, which (a) . is disclosed by one party to the other pursuant to, in contemplation of or otherwise in connection with this Agreement; or (b) comes to the attention of either and relates to the Active Substance or Product or the business of the other or any Affiliate of the other (whether or not such information is expressly stated to be confidential or marked as such);

“Specification”	means, save as provided herein, the specification of the Product as described in any Marketing Authorisation;

“Territory”	means Canada;

“Trade Mark”	means the trade mark NITOMAN;

“Unit”	means [...***...] of [...***...] ;

“US Agreement”	Means the amended and restated agreement between the parties pertaining to the rights to the Product for the United States;

“Working Days”	means Monday to Friday and excludes any UK or Territory public or bank holidays.

*CONFIDENTIAL TREATMENT REQUESTED

32.

SCHEDULE 2

MARKETING PLAN

As per attached

NitomanTM
(tetrabenazine)
25 mg Tablets

Canada Business Plan

Draft
April 6, 2004

1.	Situation Analysis		3
	1.1	Background	3
		[...***...]
		[...***...]
		[...***...]
	1.2	Key Market Statistics	6
	1.3	Market Trends	7
	1.4	Competition	7
		[...***...]
		[...***...]
		[...***...]
	1.5	Promotional Strategies	9
2. Key Issues			10
3.	Product Strategy		10
	3.1	Commercial	10
		3.1.1 Distribution/Reimbursement	10
		3.1.2 Pricing	10
	3.2	Regulatory	10
4.	Promotional Tactics		10
	4.1	Positioning	11
	4.2	Sales Force	11
	4.3	Sales Training	13
	4.4	Sales Promotion Materials	13
	4.5	Advertising	13
	4.6	Public Relations	13
5.	Medical Education		13
	5.1	Medical Conventions	14
	5.2	Promotional Budget	15

*CONFIDENTIAL TREATMENT REQUESTED

2.

1.	Situation Analysis

1.1 Background
[...***...]

1.1.1	Huntington’s disease
[...***...]

1.1.2	Tardive Dyskinesia
[...***...]

1.1.3	Other Forms of Chorea
[...***...]

Table 1: Most Common Causes of Chorea

Hereditary
[...***...]

Secondary
[...***...]

Unknown Etiology
[...***...]

1.2	Key Market Statistics

[...***...]

*CONFIDENTIAL TREATMENT REQUESTED

3.

	1.3	Market Trends

[...***...]

	1.4	Competition

[...***...]

1.4.1	[...***...]

1.4.2	[...***...]

	1.5	Promotional Strategies

[...***...]

2.	Key Issues

[...***...]

3.	Product Strategy

	3.1	Commercial

3.1.1	Distribution/Reimbursement

[...***...]

3.1.2	Pricing

[...***...]

	3.2	Regulatory

[...***...]

4.	Promotional Tactics

[...***...]

*CONFIDENTIAL TREATMENT REQUESTED

4.

	4.1	Positioning

[...***...]

	4.2	Sales Force

[...***...]

	4.3	Sales Training

[...***...]

	4.4	Sales Promotion Materials

[...***...]

	4.5	Advertising

[...***...]

	4.6	Public Relations

[...***...]

5.	Medical Education

[...***...]

	5.1	Medical Conventions

[...***...]

	5.2	Promotional Budget

[...***...]

*CONFIDENTIAL TREATMENT REQUESTED

5.

SCHEDULE 3

MINIMUM MARKETING ACTIVITIES

The commercial personnel will be comprised of three full time equivalent (FTE) [...***...] and a [...***...] — dedicated to the product in Canada.

[...***...]

Anticipated marketing spending to support the Canadian activity will be in the region of $300,000 per annum (excluding personnel costs) for the first 5 years, to include, but not limited to, [...***...]

*CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 4

MIMIMUM ORDER QUANTITIES

[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]

For the sake of clarity Year 1 of this Agreement shall be the period of 12 months commencing on the
Commencement Date, Year 2 the twelve months thereafter etc etc

*CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 5

MINIMUM SALES OUANTITIES

[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]

For the sake of clarity Year 1 of this Agreement shall be the period of 12 months commencing on the
Commencement Date, Year 2 the twelve months thereafter etc etc

*CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 6

PRODUCT RECALL PROCEDURE

Prestwick shall ensure that its stock management system and records enable full traceability of all orders and batches of Product supplied to customers so that recall on a batch by batch basis is able to be undertaken expeditiously if required.

Prestwick shall in accordance with its product recall procedure carry out a recall of the Product whenever so directed or requested by the Regulatory Authority or other governmental authority in the Territory. In the absence of any such direction or request Prestwick shall only carry out a recall of the Product when so requested by Cambridge.

It is expressly understood that, should the recall have been caused by Cambridge’s failure to supply Product complying with the provisions of this Agreement, Cambridge shall reimburse Prestwick for all reasonable out-of-pocket expenses borne by Prestwick in connection with the Product recall, as well as replace the quantities of the Product recalled at its cost. If the recall is the result of Prestwick failing to comply with its obligations under this Agreement then Prestwick shall bear all expenses in connection with the recall and shall replace, at its cost, the quantity of the Product recalled under the terms of this Agreement

Then as per attached together with the then current product recall procedures of Health Canada.

PRESTWICK PHARMACEUTICALS

STANDARD OPERATING PROCEDURE – PRODUCT RECALLS IN CANADA

1 PURPOSE

[...***...]

2 SCOPE

[...***...]

3 RESPONSIBILITIES

   [...***...]

4 ASSOCIATED DOCUMENTS

[...***...]

5 PROCEDURE

[...***...]

*CONFIDENTIAL TREATMENT REQUESTED

Attachment 1

PRODUCT RECALL PROCEDURES
TABLE OF CONTENTS

1. Recall – Background and Objectives	2
2. Definitions	2
3. Recall Notification	4
4. Health Hazard Evaluation and Recall Classification	4
5. Recall Strategy	5
6. Recall Communications	7
7. Termination of a Product Recall	9
8. General Industry Guidance	9
9. Recall Responsibilities – Health Protection Branch	9

[...***...]

PRODUCT RECALL PROCEDURES

1. Recall – Background and Objectives
[...***...]

2. Definitions
[...***...]

3. Recall Notification
[...***...]

4. Health Hazard Evaluation and Recall Classification
[...***...]

5. Recall Strategy
[...***...]

6. Recall Communications
[...***...]

7. Termination of a Product Recall
[...***...]

8. General Industry Guidance
[...***...]

9. Recall Responsibilities – Health Protection Branch
[...***...]

*CONFIDENTIAL TREATMENT REQUESTED

REGIONAL RECALL COORDINATORS –
FIELD OPERATIONS DIRECTORATE
[...***...]

NATIONAL RECALL COORDINATOR –
FIELD OPERATIONS DIRECTORATE
[...***...]

BUREAU RECALL COORDINATOR – FOOD, DRUG,
AND ENVIRONMENTAL
[...***...]

MEDIA OFFICER
[...***...]

DIRECTORS-GENERAL: FOOD, DRUG, AND ENVIRONMENTAL
HEALTH DIRECTORATES
[...***...]

DIRECTOR-GENERAL: FIELD OPERATIONS DIRECTORATE
[...***...]

ASSISTANT DEPUTY MINISTER
[...***...]

*CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 5 ATTACHMENT 2

CUSTOMER CONTACT RECORD           MEDICAL INFORMATION ☐            PRODUCT COMPLAINT ☐            ADVERSE EVENT ☐

CONTACT #	DATE (ddmmmyyyy)	Tel ☐ Mail ☐	PRODUCT	Lot #

NAME			E-MAIL

TELEPHONE			FAX

ADDRESS			CITY

PROVINCE

POSTAL CODE

CUSTOMER: ☐ Pharmacist, ☐ Physician, ☐ Dentist, ☐ Nurse, ☐ Sales Rep, ☐ Consumer, ☐ Other (Explain)

DETAILS OF CONTACT

urgency of response: answer while on phone ☐ asap ☐ no rush (action date?) ☐

MEDICAL INFORMATION QUESTION

INDICATION ☐ DOSAGE ☐ PHARMACOKINETICS ☐ ADVERSE EVENT ☐ COMPARISON ☐
OTHER (details)

PRODUCT COMPLAINT

PACKAGING ☐ POTENCY ☐ BROKEN TABLET/CAPSULES ☐ FOREIGN MATERIAL ☐ POTENTIAL RECALL ☐
OTHER (details)

PRODUCT TO BE RETURNED Y ☐ N ☐ if yes, product received(ddmmmyyyy)

ADVERSE EVENTS

SERIOUS ☐ NON-SERIOUS ☐ LACK OF EFFECT ☐

EVENT(S)			OUTCOME

PATIENT INITIALS	DATE OF BIRTH (ddmmmyyyy)	AGE	SEX M ☐ F ☐	WEIGHT	REACTION ONSET (ddmmmyyy

SUSPECT DRUG(S)

DRUG(S)	DAILY DOSE/ROUTE		THERAPY DATES (ddmmmyyy) /DURATION
did reaction abate after stopping drug Y ☐ N ☐ NA ☐

CONCOMITANT DRUG(S) AND DATES OF ADMINISTRATION (EXCLUDE THOSE USED TO TREAT REACTION)

OTHER RELEVANT HISTORY (E.G., DIAGNOSES, ALLERGIES, PREGNANCY WITH LAST MONTH OF PERIOD, ETC.)

RESPONSE TO CUSTOMER

RESPONSE to CUSTOMER (ddmmmyyy)	verbal ☐	written ☐	sales rep visit ☐
FORM SENT TO PRESTWICK ON (ddmmmyyy)	RESPONSE RECEIVED FROM PRESTWICK (ddmmmyyy)

Attachment 3

Product Recall Response Form

[Prestwick Logo]

1. To:

(see list attached, if more than one)

2. Product Recall Class of Defect:	III	3. Counterfeit/Fraud (specify)*
(circle one)

4. Product:		5. Marketing Authorisation Number:*

For use in humans/animals (delete as required)

6. Brand/Trade Name:		7. INN or Generic Name:

8. Dosage Form:		9. Strength:

10. Batch/Lot Number:		11. Expiry Date:

12. Pack size and Presentation:		13. Date Manufactured:*

14. marketing Authorisation Holder:*

15. Manufacturer+:		16. Recalling Firm (if different):

Contact Person:		Contact Person:

Telephone:		Telephone:

17. Recall Number Assigned (if available)

18. Details of Defect/Reason for Recall:

19. Information on distribution including exports (type of customer, e.g., hospitals):*

20. Action taken by Issuing Authority:

21. Proposed Action:

22. From (Issuing Authority):		23. Contact Person:

Telephone:

24. Signed:	25. Date: 26. Time:*

THIS AMENDMENT NO. 1 is made as of the 1st day of December, 2004, to that certain AGREEMENT FOR CANADIAN RIGHTS TO NITOMAN, dated April 26, 2004 (as so amended by this said Amendment No. 1, the “Agreement”), BETWEEN:

26.	CAMBRIDGE LABORATORIES LIMITED [...***...], having its principal place of business at [...***...] and being a [...***...], a company incorporated under the laws of England and having its registered office at 17 Hanover Square, London W1S 1HU, England (hereinafter “Cambridge-England”);

AND

27.	PRESTWICK PHARMACEUTICALS, INC. a company incorporated under the laws of the State of Delaware and having its registered office at 1825 K Street Northwest, Suite 1475, Washington D.C. 20006, USA (hereinafter “Prestwick”)

Capitalized terms used in this Amendment No. 1 but not otherwise defined herein shall have the meanings given to such terms in the Agreement.

WHEREAS:

28.	The Agreement relates to Prestwick’s undertaking of the promotion, sale and distribution of the Product in the Territory, and, if mutually agreed by the Parties, [...***...] Developments.

29.	Prestwick desires, pursuant to a Sponsored Research Agreement, substantially in the form attached hereto as Exhibit I (hereinafter the “Sponsored Research Agreement”), with the Massachusetts General Hospital (hereinafter “MGH”), to fund a study on certain effects of the active ingredient in the Product (hereinafter the “Study”).

30.	The Study may result in inventions (hereinafter “Study Inventions”) that constitute [...***...] Developments under the Agreement and to which MGH has granted to Prestwick and Cambridge, as Prestwick’s sublicense or assignee, an option to obtain a license (hereinafter the “Option”).

31.	[...***...] has established [...***...] as a [...***...] in [...***...] that [...***...] contemplates will, as soon as possible, be [...***...] under the laws of [...***...] and will become [...***...] under the same [...***...] and pursuant to that certain notice, dated September 14, 2004 [...***...] to Prestwick, and acknowledged by Prestwick, [...***...]to [...***...] all of [...***...] upon the [...***...]of [...***...].

THE PARTIES AGREE as follows:

*CONFIDENTIAL TREATMENT REQUESTED

1

1. The Parties agree that as between the two of them the provisions of the Agreement relating to [...***...] Developments shall apply to Study Inventions that constitute [...***...] Developments under the Agreement (“Study-Invented [...***...] Developments”).

2. In order to give effect to Section 1 of this Amendment No. 1, Prestwick, as permitted under the Sponsored Research Agreement, agrees that (i) following the completion of the Study, Cambridge and Prestwick will determine whether they mutually desire to develop any of the Study-Invented [...***...] Developments, (ii) if Cambridge and Prestwick so determine to develop any of the Study-Invented [...***...] Developments, then Prestwick shall assign to Cambridge Prestwick’s rights to so obtain such license rights to such Study-Invented [...***...] Developments under the Option and Cambridge shall exercise the Option to so obtain such license rights and such license rights shall be included in the intellectual property rights licensed to Prestwick by Cambridge under the provisions of the Agreement as they apply to [...***...] Developments.

3. Prestwick and Cambridge hereby agree that upon the [...***...] of [...***...] and the effectiveness of the [...***...] as a [...***...] and shall, in accordance with the [...***...], thereupon and thereafter be [...***...] all of [...***...] under the Agreement.

4. The terms and conditions of the Agreement shall, except as otherwise provided in this Amendment No. 1, apply to this Amendment No. 1.

[Signature Page Follows]

*CONFIDENTIAL TREATMENT REQUESTED

2

IN WITNESS whereof this Agreement has been executed by the duly authorised representatives of the parties the day and year first above written hereinafter.

Signed by:	)
)
Mark Evans /s/
)
For and on behalf of	)
CAMBRIDGE LABORATORIES LIMITED
[...***...]

Signed by:	)
)
Kathleen Clarence-Smith /s/
)
For and on behalf of	)
PRESTWICK PHARMACEUTICALS, INC.	)

*CONFIDENTIAL TREATMENT REQUESTED

3